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FOR IMMEDIATE RELEASE:                    FOR MORE INFORMATION CONTACT:
JULY 18, 2002, 8:00 A.M. EDT              Steve Bell, CareScience (215) 689-2205


         CARESCIENCE APPOINTS KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

PHILADELPHIA - CareScience, Inc. (NASDAQ: CARE), a leading care management company, announced today that its Board of Directors has appointed KPMG LLP as the corporation's independent public accountants. KPMG LLP will replace Arthur Andersen LLP as independent public accountants for CareScience effective immediately.

The appointment of KPMG LLP was made after careful consideration by the Board of Directors, its Audit Committee and management of the company, and concludes an extensive evaluation process. The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

ABOUT CARESCIENCE

CareScience, Inc. (www.carescience.com) is a leading care management company. Its products access, analyze and apply clinical data to the management of care, including quality monitoring, practice improvement, error tracking and process efficiency. For the pharmaceutical industry, CareScience provides tools and services that shorten drug development time and improve development yield. CareScience has developed these tools in collaboration with leading public organizations, including the Wharton School, the University of Pennsylvania, the National Library of Medicine, Los Alamos National Laboratory and the California HealthCare Foundation. CareScience has major offices in Philadelphia, San Francisco and Research Triangle Park and is traded on the NASDAQ National Market under the symbol CARE.


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